EXHIBIT 99.1

Stock Yards Bancorp Reports Third Quarter Earnings of $28.5 Million or $0.97 per Diluted Share

Third Quarter Profits Reflect Strong Organic Loan Growth and Net Interest Margin Expansion

LOUISVILLE, Ky., Oct. 26, 2022 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings for the third quarter ended September 30, 2022, of $28.5 million, or $0.97 per diluted share. This compares to net income of $23.2 million, or $0.87 per diluted share, for the third quarter of 2021. Organic loan growth across all markets and expanded net interest margin (NIM) contributed to strong third quarter 2022 operating results.

(dollar amounts in thousands, except per share data)	3Q22	2Q22	3Q21
Net income	$28,455	$26,794	$23,162
Net income per share, diluted	0.97	0.91	0.87

Net interest income	$62,376	$56,984	$45,483
Provision for credit loss expense(6)	4,803	(200)	(1,525)
Non-interest income	24,864	21,940	17,614
Non-interest expenses	44,873	44,675	34,558

Net interest margin	3.46%	3.20%	3.14%
Efficiency ratio(4)	51.30%	56.42%	54.63%
Tangible common equity to tangible assets(1)	6.78%	7.00%	8.64%
Annualized return on average equity(7)	14.85%	14.34%	13.92%
Annualized return on average assets(7)	1.47%	1.40%	1.50%

“Stock Yards delivered the best third quarter in our history, highlighted by outstanding quarterly loan production and significant non-interest revenue generation,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “Record linked third quarter net loan growth (excluding PPP loans) of $213 million was well diversified within all loan categories and across all of our markets. On the linked quarter, non-interest bearing deposit growth of $79 million was offset by seasonal declines in public funds, leading to an overall $48 million contraction in total deposits. While we chose to proactively raise stated deposit rates and time deposit offering rates in July, the decline in total deposits was tied to anticipated time deposit runoff and the previously mentioned decline in public funds. Additionally, our NIM benefitted from the interest rate increases enacted by the Federal Reserve Board (FRB) during the quarter, and we are well-positioned to benefit even further from anticipated future rate increases in the months ahead.

“We continue to make progress with the integration of our merger with Commonwealth Bancshares (Commonwealth) that we closed in March of this year,” Hillebrand continued. “During the quarter, we executed several cost saving measures and disposed of certain overlapping properties, resulting in a non-recurring pre-tax gain of $3.1 million. Although additional work remains to complete the full integration of the two companies and realize all expected operating synergies, we are exceptionally pleased with the progress we have made through the dedicated efforts of our employees.”

At September 30, 2022, the Company had $7.55 billion in assets, $5.07 billion in loans and $6.50 billion in total deposits. The Company’s combined enterprise, which encompasses 73 branch offices across three contiguous states, will continue to benefit from a diversified geographic footprint and provide significant growth opportunities in both the banking and wealth management arenas.

Additional key factors contributing to the third quarter of 2022 results included:

  Total loans, excluding PPP loans, grew a record $213 million, or 4%, on a linked quarter basis. Excluding the first quarter acquisition, loans grew by $395 million, or 10%, during the first nine months of 2022. Total loan production remained strong for the third consecutive quarter.
  Deposit balances contracted $48 million, or 1%, on a linked quarter basis. When segmenting the fluctuation by deposit type, the largest declines were in interest bearing demand deposits which were largely influenced by seasonal declines in public funds and time deposits. These declines were offset by over $79 million in growth in non-interest bearings deposits during the quarter.
  The Company increased all stated interest bearing demand deposit and savings account rates along with time deposit offering rates during the third quarter.
  Net interest income increased $16.9 million, or 37%, for the third quarter of 2022 compared to the third quarter a year ago, consistent with the $1.42 billion, or 25%, increase in average earning assets and to a lesser extent, the FRB interest rate hikes.
  NIM improved for the third consecutive quarter, increasing 26 basis points on a linked quarter basis to 3.46%.
  Current credit quality remains quite solid, however consistent with very strong loan growth and to a lesser extent, the increase in the projected unemployment rate forecast used in modeling, $4.8 million of net credit loss expense(6) was recorded for the third quarter of 2022.
  Non-interest income increased by $7.3 million, or 41%, over the third quarter of 2021, as customer expansion and recent acquisitions once again drove record quarterly credit card income and treasury management fees. Also, as previously mentioned, the Company disposed of certain overlapping acquired properties, resulting in a non-recurring pre-tax gain of $3.1 million.
  Despite strong net new business growth, significant declines in both fixed income and equity markets drove linked quarter contraction in wealth management assets under management and asset-based fees, leading to the first quarterly revenue decline in seven consecutive quarters. Additionally, a significant spike in long-term mortgage rates stunted mortgage banking origination volume during the quarter.
  Total non-interest expenses remained controlled and consistent with management expectations.
  Tangible book value per share was $16.98(1) at September 30, 2022, compared to $17.59(1) at June 30, 2022, and $19.63(1) at September 30, 2021. During 2022, tangible common equity and tangible book value have been impacted by the marked increase in interest rates and the related negative impact on accumulated other comprehensive income (AOCI). During the first nine months of 2022, equity was reduced by $120 million as a result of unrealized losses in the available for sale debt securities portfolio. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses.

Hillebrand concluded, “The strong results for the third quarter reflect the solid execution of our strategic plan by our dedicated team. I am also pleased to note that during the quarter we were one of only 35 banks in the U.S. to be named a “Sm-All Star” in Piper Sandler’s annual list of top-performing small-cap banks. This elite annual list reflects the top 10% of the industry across a number of metrics including growth, profitability, credit quality and capital strength. We have now been named a Sm-All Star five times - 2008, 2011, 2019, 2020 and now 2022. We are honored to be recognized and are confident in our ability to continue to deliver value to our shareholders.”

Results of Operations – Third Quarter 2022 Compared with Third Quarter 2021

Net interest income, the Company’s largest source of revenue, increased 37%, or $16.9 million, to $62.4 million, primarily due to higher interest income on non-PPP loans. Organic growth, and to a greater extent the recent acquisitions, have boosted net interest income over the past 12 months.

  Total interest income increased by $20.5 million, or 44%, to $67.4 million.
    Interest income on loans increased $13.4 million, or 31%, over the prior year quarter. Consistent with the $1.03 billion increase in average non-PPP loans, and to a lesser extent recent interest rate increases, the average quarterly yield earned on non-PPP loans increased 54 basis points over the past 12 months to 4.52%. PPP interest and fee income totaled $703,000 and $4.4 million for the third quarters of 2022 and 2021, respectively.
    Interest income on debt securities increased $4.7 million compared to the third quarter of 2021, driven by average balance growth of $735 million and significantly improved yields on recent purchases stemming from rising rates.
    Interest income on overnight funds increased $2.2 million over the prior year quarter. The FRB has increased the rate paid on reserve balances meaningfully during 2022, which has significantly benefitted interest income.
  Total interest expense increased $3.6 million to $5.0 million, as the cost of interest bearing liabilities increased 27 basis points to 0.43%.
  NIM increased 32 basis points to 3.46% for the third quarter of 2022, from 3.14% for the third quarter a year ago, primarily due to higher loan yields which more than offset lower fee income recognition from the slowdown of forgiveness within the PPP loan portfolio.

The Company recorded $4.8 million in provision for credit losses(6) during the third quarter of 2022, which included a $4.1 million provision for credit losses on loans and $700,000 provision for credit loss expense for off-balance sheet exposures. Significant loan growth during the quarter and to a lesser extent, the increase in the unemployment projection, drove additional provision expense within the CECL allowance model. The increase in provision for credit loss expense for off-balance sheet exposures was attributed to both increased loan production and credit availability.

Non-interest income increased $7.3 million, or 41%, to $24.9 million, with the recent acquisitions contributing significantly to revenue growth.

  Wealth management and trust income ended the third quarter of 2022 at $9.2 million, increasing $2.0 million, or 28%, over the third quarter a year ago. Despite growth in net new business, significant declines in both fixed income and equity markets drove linked quarter compression in wealth management assets under management and asset-based fees.
  Card income increased $823,000, or 21%, over the third quarter of 2021, as card activity continues to benefit from generally strong spending trends and overall inflation in the marketplace.
  Treasury management fees increased $450,000, or 25%, driven by increased transaction volume, new product sales and both organic and acquisition-related customer base expansion. Continued calling efforts and the Company’s ability to generate new fee income has been the catalyst for this growth trend.
  Mortgage banking income, which primarily consists of gain on sale of loans, net servicing income and mortgage servicing rights amortization, totaled $703,000 for the third quarter of 2022, down $212,000, or 23%, compared to the third quarter a year ago. Overall volume in 2022 has cooled consistent with rising interest rates, while income levels have benefitted from better loan pricing and increased net servicing income related to the recently acquired loan servicing portfolio.
  The Company disposed of certain overlapping properties acquired from the March acquisition, resulting in a non-recurring pre-tax gain of $3.1 million during the third quarter of 2022.

Non-interest expenses increased $10.3 million compared to the third quarter of 2021, to $44.9 million.

  Compensation expense increased $5.7 million, or 33%, primarily due to the increase in full time equivalent employees associated with the recent acquisitions. Full time equivalent employees increased to 1,028 at September 30, 2022 from 793 at September 30, 2021.
  Employee benefits increased $517,000, or 14%, compared to the third quarter of 2021, mainly due to the elevated health insurance, 401(k) and payroll tax expenses associated with the above-mentioned increase in full time equivalent employees.
  Net occupancy and equipment expenses increased $1.0 million, or 38%, compared to the third quarter a year ago. In connection with the recent acquisition, a total of ten branches were added in addition to operational buildings.
  Technology and communication expenses, which includes computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $574,000, or 18%, consistent with an increase in customer accounts and core system upgrades.
  Marketing and business development expense increased $233,000, or 23%, primarily due to increased travel, customer entertainment, community support and advertising expenses associated primarily with sales force expansion.
  Intangible amortization expense increased $1.3 million consistent with the increase in customer intangible assets related to the first quarter acquisition.
  Other non-interest expenses increased $507,000, or 26%, primarily due to increased card rewards expense, fraud losses and insurance captive expense.

Financial Condition – September 30, 2022 Compared with September 30, 2021

Total assets increased $1.37 billion, or 22%, year over year to $7.55 billion, boosted by the recent acquisition and strong organic growth.

Total loans increased $884 million year over year, or 21%, to $5.07 billion. Excluding the PPP loan portfolio, total loans increased $1.10 billion, or 28%, over the past 12 months, with approximately $630 million of the growth attributable to the first quarter acquisition. Further, loan pipelines, while not quite at recent levels, remain on target with our projections set for 2022.

Total investment securities have increased $557 million, or 52%, year over prior year, as the Company added $247 million in securities in the first quarter Commonwealth acquisition and deployed a significant amount of excess cash into securities.

Total deposits increased $1.16 billion, or 22%, over the past 12 months, with approximately $1.12 billion of the growth assumed in the recent acquisition.

Asset quality, which has trended within a narrow range over the past several years, has remained solid. During the third quarter of 2022, the Company recorded net loan charge-offs of $382,000, compared to net loan charge-offs of $1.9 million in the third quarter of 2021. Non-performing loans were $10.6 million, or 0.21%(2) of total loans outstanding (excluding PPP) compared to $5.0 million, or 0.13%(2) of total loans (excluding PPP) outstanding at September 30, 2021. The ratio of allowance for credit losses to loans (excluding PPP) ended at 1.39%(2) at September 30, 2022 compared to 1.43%(2) at September 30, 2021.

At September 30, 2022, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios remaining strong. Total equity to assets was 9.63%(1) and the tangible common equity ratio was 6.78%(1) at September 30, 2022, compared to 10.73%(1) and 8.64%(1) at September 30, 2021, respectively. The increase in interest rates during 2022 have led to outsized unrealized losses within the available for sale debt securities portfolio, with the decline in AOCI driving down the tangible common equity ratio.

In August 2022, the board of directors increased the quarterly cash dividend to $0.29 per common share. The dividend was paid October 3, 2022, to shareholders of record as of September 19, 2022.

No shares were repurchased in 2022 or 2021 and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2023.

Results of Operations – Third Quarter 2022 Compared with Second Quarter 2022

Net interest income increased $5.4 million, or 9%, over the prior quarter to $62.4 million, led by the increase in earning assets and to a lesser extent rising rates. NIM improved for the second consecutive quarter, increasing 26 basis points on a linked quarter basis to 3.46%.

Despite solid ongoing credit quality statistics, the Company recorded credit loss expense during the third quarter consistent with strong loan growth and to a lesser extent, an increase in the projected unemployment rate forecast used in modeling. During the third quarter, the Company recorded $4.8 million in provision for credit loss expense, which included a $4.1 million provision for credit losses on loans and a $700,000 provision for credit losses expense for off-balance sheet exposures. During the second quarter of 2022, the Company recorded a net benefit of $200,000 for credit losses, which included a $700,000 benefit to provision for credit losses on loans associated with release of specific reserves related to several recently acquired loans and a $500,000 provision for credit losses on off-balance sheet exposures.

Non-interest income increased $2.9 million, or 13%, to $24.9 million. As previously mentioned, the Company disposed of certain overlapping acquired properties, resulting in a non-recurring pre-tax gain of $3.1 million during the third quarter of 2022.

Non-interest expenses increased $198,000 to $44.9 million.

Financial Condition – September 30, 2022, Compared with June 30, 2022

Total assets decreased $29 million on a linked quarter basis to $7.55 billion.

Total loans (excluding PPP) increased a record $213 million, or 4%, on a linked quarter basis, with meaningful increases across all major loan categories. Total line of credit usage declined to 40% as of September 30, 2022, compared to 41% as of June 30, 2022. Commercial and industrial line usage declined to 30% as of September 30, 2022, compared to 31% as of June 30, 2022.

Total deposits decreased $48 million, or 1%, on a linked quarter basis attributable to seasonal reductions in public funds, time deposit maturities and other fluctuations.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.55 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2021, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2022 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement Data	2022	2021	2022	2021

Net interest income, fully tax equivalent (3)	$62,608	$45,643	$168,797	$125,178
Interest income:
Loans	$56,750	$43,307	$152,105	$120,402
Federal funds sold and interest bearing due from banks	2,450	208	3,845	358
Mortgage loans held for sale	103	53	177	175
Securities	8,107	3,380	20,375	8,633
Total interest income	67,410	46,948	176,502	129,568
Interest expense:
Deposits	4,449	1,403	7,390	4,348
Securities sold under agreements to repurchase and
other short-term borrowings	226	11	322	27
Federal Home Loan Bank advances	-	51	-	301
Subordinated debentures	359	-	670	-
Total interest expense	5,034	1,465	8,382	4,676
Net interest income	62,376	45,483	168,120	124,892
Provision for credit losses (6)	4,803	(1,525)	6,882	1,147
Net interest income after provision for credit losses	57,573	47,008	161,238	123,745
Non-interest income:
Wealth management and trust services	9,152	7,128	26,890	20,234
Deposit service charges	2,179	1,768	6,103	3,945
Debit and credit card income	4,710	3,887	13,577	9,444
Treasury management fees	2,221	1,771	6,312	5,041
Mortgage banking income	703	915	3,001	3,662
Net investment product sales commissions and fees	892	780	2,230	1,789
Bank owned life insurance	516	275	1,052	642
Gain (Loss) on sale of premises and equipment	3,074	-	3,074	-
Other	1,417	1,090	3,768	2,489
Total non-interest income	24,864	17,614	66,007	47,246
Non-interest expenses:
Compensation	23,069	17,381	63,242	45,888
Employee benefits	4,179	3,662	13,147	10,290
Net occupancy and equipment	3,767	2,732	10,455	7,021
Technology and communication	3,747	3,173	11,150	8,189
Debit and credit card processing	1,437	1,479	4,439	3,160
Marketing and business development	1,244	1,011	3,461	2,357
Postage, printing and supplies	903	630	2,461	1,499
Legal and professional	774	700	2,451	1,828
FDIC Insurance	847	387	2,028	1,141
Amortization of investments in tax credit partnerships	88	53	265	315
Capital and deposit based taxes	722	556	1,822	1,541
Merger expenses	-	525	19,500	19,025
Federal Home Loan Bank early termination penalty	-	-	-	474
Intangible amortization	1,610	290	3,934	494
Other	2,486	1,979	7,490	4,486
Total non-interest expenses	44,873	34,558	145,845	107,708
Income before income tax expense	37,564	30,064	81,400	63,283
Income tax expense	9,024	6,902	18,016	13,227
Net income	28,540	23,162	63,384	50,056
Less: income attributed to non-controlling interest	85	-	229	-
Net income available to stockholders	$28,455	$23,162	$63,155	$50,056

Net income per share - Basic	$0.98	$0.87	$2.22	$2.05
Net income per share - Diluted	0.97	0.87	2.20	2.03
Cash dividend declared per share	0.29	0.28	0.85	0.82

Weighted average shares - Basic	29,144	26,485	28,509	24,360
Weighted average shares - Diluted	29,404	26,726	28,752	24,602

			September 30,
Balance Sheet Data			2022	2021

Investment securities			$1,627,298	$1,070,148
Loans			5,072,877	4,189,117
Allowance for credit losses on loans			70,083	56,533
Total assets			7,554,210	6,181,188
Non-interest bearing deposits			2,200,041	1,744,790
Interest bearing deposits			4,300,732	3,597,234
Federal Home Loan Bank advances			-	10,000
Subordinated debentures			26,244	-
Stockholders' equity			727,754	663,547
Total shares outstanding			29,242	26,585
Book value per share (1)			$24.84	$24.96
Tangible common equity per share (1)			16.98	19.63
Market value per share			68.01	58.65

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2022 Earnings Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Average Balance Sheet Data	2022	2021	2022	2021

Federal funds sold and interest bearing due from banks	$442,880	$532,549	$557,578	$361,713
Mortgage loans held for sale	8,694	8,875	9,542	10,703
Investment securities	1,769,597	1,034,712	1,631,212	831,229
Federal Home Loan Bank stock	11,712	11,364	12,015	11,312
Loans	4,948,898	4,173,260	4,726,371	3,876,639
Total interest earning assets	7,181,781	5,760,760	6,936,718	5,091,596
Total assets	7,661,720	6,139,176	7,398,311	5,364,121
Interest bearing deposits	4,444,983	3,525,785	4,370,839	3,134,978
Total deposits	6,614,263	5,297,217	6,409,007	4,652,401
Securities sold under agreement to repurchase and other short term borrowings	148,734	82,048	133,360	68,485
Federal Home Loan Bank advances	-	10,000	-	19,398
Subordinated debentures	26,210	-	20,191	-
Total interest bearing liabilities	4,619,927	3,617,833	4,524,390	3,222,861
Total stockholders' equity	760,322	660,099	738,391	541,238

Performance Ratios
Annualized return on average assets (7)	1.47%	1.50%	1.14%	1.25%
Annualized return on average equity (7)	14.85%	13.92%	11.44%	12.37%
Net interest margin, fully tax equivalent	3.46%	3.14%	3.25%	3.29%
Non-interest income to total revenue, fully tax equivalent	28.43%	27.85%	28.11%	27.40%
Efficiency ratio, fully tax equivalent (4)	51.30%	54.63%	62.11%	62.47%

Capital Ratios
Total stockholders' equity to total assets (1)			9.63%	10.73%
Tangible common equity to tangible assets (1)			6.78%	8.64%
Average stockholders' equity to average assets			9.98%	10.09%
Total risk-based capital			12.16%	12.61%
Common equity tier 1 risk-based capital			10.69%	11.69%
Tier 1 risk-based capital			11.13%	11.69%
Leverage			8.85%	8.98%

Loan Segmentation
Commercial real estate - non-owner occupied			$1,415,180	$1,142,647
Commercial real estate - owner occupied			819,727	652,631
Commercial and industrial			1,170,241	910,923
Commercial and industrial - PPP			19,469	231,335
Residential real estate - owner occupied			557,638	398,069
Residential real estate - non-owner occupied			302,936	277,045
Construction and land development			414,632	303,642
Home equity lines of credit			199,485	140,027
Consumer			138,843	104,629
Leases			13,959	12,348
Credit cards			20,767	15,821
Total loans and leases			$5,072,877	$4,189,117

Asset Quality Data
Non-accrual loans			$10,580	$5,036
Troubled debt restructurings			-	13
Loans past due 90 days or more and still accruing			32	-
Total non-performing loans			10,612	5,049
Other real estate owned			996	7,229
Total non-performing assets			$11,608	$12,278
Non-performing loans to total loans (2)			0.21%	0.12%
Non-performing assets to total assets			0.15%	0.20%
Allowance for credit losses on loans to total loans (2)			1.38%	1.35%
Allowance for credit losses on loans to average loans			1.48%	1.46%
Allowance for credit losses on loans to non-performing loans			660%	1120%
Net (charge-offs) recoveries	$(382)	$(1,891)	$152	$(4,641)
Net (charge-offs) recoveries to average loans (5)	-0.01%	-0.05%	0.00%	-0.12%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2022 Earnings Release

	Quarterly Comparison
Income Statement Data	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Net interest income, fully tax equivalent (3)	$62,608	$57,244	$48,944	$46,328	$45,643
Net interest income	$62,376	$56,984	$48,760	$46,182	$45,483
Provision for credit losses (6)	4,803	(200)	2,279	(1,900)	(1,525)
Net interest income after provision for credit losses	57,573	57,184	46,481	48,082	47,008
Non-interest income:
Wealth management and trust services	9,152	9,495	8,243	7,379	7,128
Deposit service charges	2,179	2,061	1,863	1,907	1,768
Debit and credit card income	4,710	4,748	4,119	4,012	3,887
Treasury management fees	2,221	2,187	1,904	1,871	1,771
Mortgage banking income	703	1,295	1,003	1,062	915
Net investment product sales commissions and fees	892	731	607	764	780
Bank owned life insurance	516	270	266	272	275
Gain (Loss) on sale of premises and equipment	3,074	-	-	-	-
Other	1,417	1,153	1,198	1,337	1,090
Total non-interest income	24,864	21,940	19,203	18,604	17,614
Non-interest expenses:
Compensation	23,069	22,204	17,969	17,146	17,381
Employee benefits	4,179	4,429	4,539	3,189	3,662
Net occupancy and equipment	3,767	3,663	3,025	2,667	2,732
Technology and communication	3,747	3,984	3,419	2,956	3,173
Debit and credit card processing	1,437	1,665	1,337	1,334	1,479
Marketing and business development	1,244	1,445	772	1,793	1,011
Postage, printing and supplies	903	825	733	714	630
Legal and professional	774	1,027	650	755	700
FDIC Insurance	847	536	645	706	387
Amortization of investments in tax credit partnerships	88	89	88	52	53
Capital and deposit based taxes	722	582	518	549	556
Merger expenses	-	-	19,500	-	525
Intangible amortization	1,610	1,611	713	275	290
Other	2,486	2,615	2,389	2,436	1,979
Total non-interest expenses	44,873	44,675	56,297	34,572	34,558
Income before income tax expense	37,564	34,449	9,387	32,114	30,064
Income tax expense	9,024	7,547	1,445	7,525	6,902
Net income	28,540	26,902	7,942	24,589	23,162
Less: income attributed to non-controlling interest	85	108	36	-	-
Net income available to stockholders	$28,455	$26,794	$7,906	$24,589	$23,162

Net income per share - Basic	$0.98	$0.92	$0.29	$0.93	$0.87
Net income per share - Diluted	0.97	0.91	0.29	0.92	0.87
Cash dividend declared per share	0.29	0.28	0.28	0.28	0.28

Weighted average shares - Basic	29,144	29,131	27,230	26,492	26,485
Weighted average shares - Diluted	29,404	29,346	27,485	26,800	26,726

	Quarterly Comparison
Balance Sheet Data	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Cash and due from banks	$93,948	$88,422	$109,799	$62,304	$84,520
Federal funds sold and interest bearing due from banks	235,973	485,447	641,892	898,888	500,421
Mortgage loans held for sale	5,230	10,045	9,323	8,614	10,201
Investment securities	1,627,298	1,625,488	1,698,546	1,180,298	1,070,148
Federal Home Loan Bank stock	10,928	13,811	13,811	9,376	9,376
Loans	5,072,877	4,877,324	4,847,683	4,169,303	4,189,117
Allowance for credit losses on loans	70,083	66,362	67,067	53,898	56,533
Goodwill	202,524	202,524	202,524	135,830	135,830
Total assets	7,554,210	7,583,105	7,777,152	6,646,025	6,181,188
Non-interest bearing deposits	2,200,041	2,121,304	2,089,072	1,755,754	1,744,790
Interest bearing deposits	4,300,732	4,427,826	4,656,419	4,031,760	3,597,234
Securities sold under agreements to repurchase	124,567	161,512	142,146	75,466	74,406
Federal funds purchased	8,970	8,771	8,920	10,374	10,908
Subordinated debentures	26,244	26,144	26,045	-	-
Stockholders' equity	727,754	747,131	758,143	675,869	663,547
Total shares outstanding	29,242	29,243	29,220	26,596	26,585
Book value per share (1)	24.89	$25.55	$25.95	$25.41	$24.96
Tangible common equity per share (1)	16.98	17.59	17.92	20.09	19.63
Market value per share	68.01	59.82	52.90	63.88	58.65

Capital Ratios
Total stockholders' equity to total assets (1)	9.63%	9.85%	9.75%	10.17%	10.73%
Tangible common equity to tangible assets (1)	6.78%	7.00%	6.94%	8.22%	8.64%
Average stockholders' equity to average assets	9.92%	9.79%	10.24%	10.43%	10.75%
Total risk-based capital	12.16%	12.27%	12.14%	12.79%	12.61%
Common equity tier 1 risk-based capital	10.69%	10.81%	10.66%	11.94%	11.69%
Tier 1 risk-based capital	11.13%	11.26%	11.12%	11.94%	11.69%
Leverage	8.85%	8.58%	9.34%	8.86%	8.98%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2022 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Federal funds sold and interest bearing due from banks	$442,880	$561,101	$671,263	$699,222	$532,549
Mortgage loans held for sale	8,694	11,303	8,629	12,556	8,875
Investment securities	1,769,597	1,741,844	1,321,551	1,099,235	1,034,712
Loans	4,948,898	4,846,013	4,377,930	4,172,676	4,173,260
Total interest earning assets	7,181,781	7,174,072	6,389,882	5,993,065	5,760,760
Total assets	7,661,720	7,651,332	6,872,273	6,406,612	6,139,176
Interest bearing deposits	4,444,983	4,515,563	4,148,716	3,798,666	3,525,785
Total deposits	6,614,263	6,639,458	5,966,178	5,559,577	5,297,217
Securities sold under agreement to repurchase and federal funds purchased	148,734	149,747	101,075	86,911	82,048
Subordinated debentures	26,210	26,111	8,052	-	-
Total interest bearing liabilities	4,619,927	4,691,421	4,257,843	3,892,751	3,617,833
Total stockholders' equity	760,322	749,445	703,929	668,287	660,099

Performance Ratios
Annualized return on average assets (7)	1.47%	1.40%	0.47%	1.52%	1.50%
Annualized return on average equity (7)	14.85%	14.34%	4.55%	14.60%	13.92%
Net interest margin, fully tax equivalent	3.46%	3.20%	3.11%	3.07%	3.14%
Non-interest income to total revenue, fully tax equivalent	28.43%	27.71%	28.18%	28.65%	27.85%
Efficiency ratio, fully tax equivalent (4)	51.30%	56.42%	82.61%	53.24%	54.63%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,415,180	$1,397,330	$1,397,633	$1,128,244	$1,142,647
Commercial real estate - owner occupied	819,727	787,559	803,181	678,405	652,631
Commercial and industrial	1,170,241	1,090,404	1,083,980	967,022	910,923
Commercial and industrial - PPP	19,469	36,767	71,361	140,734	231,335
Residential real estate - owner occupied	557,638	533,577	492,123	400,695	398,069
Residential real estate - non-owner occupied	302,936	293,852	297,127	281,018	277,045
Construction and land development	414,632	372,197	346,372	299,206	303,642
Home equity lines of credit	199,485	192,102	186,024	138,976	140,027
Consumer	138,843	137,278	135,198	104,294	104,629
Leases	13,959	14,611	13,952	13,622	12,348
Credit cards	20,767	21,647	20,732	17,087	15,821
Total loans and leases	$5,072,877	$4,877,324	$4,847,683	$4,169,303	$4,189,117

Asset Quality Data
Non-accrual loans	$10,580	$7,827	$12,494	$6,712	$5,036
Troubled debt restructurings	-	-	10	12	13
Loans past due 90 days or more and still accruing	32	1,176	300	684	-
Total non-performing loans	10,612	9,003	12,804	7,408	5,049
Other real estate owned	996	7,601	7,156	7,212	7,229
Total non-performing assets	$11,608	$16,604	$19,960	$14,620	$12,278
Non-performing loans to total loans (2)	0.21%	0.18%	0.26%	0.18%	0.12%
Non-performing assets to total assets	0.15%	0.22%	0.26%	0.22%	0.20%
Allowance for credit losses on loans to total loans (2)	1.38%	1.36%	1.38%	1.29%	1.35%
Allowance for credit losses on loans to average loans	1.42%	1.37%	1.53%	1.29%	1.35%
Allowance for credit losses on loans to non-performing loans	660%	737%	524%	728%	1120%
Net (charge-offs) recoveries	$(382)	$(5)	$540	$(1,535)	$(1,891)
Net (charge-offs) recoveries to average loans (5)	-0.01%	0.00%	0.01%	-0.04%	-0.05%

Other Information
Total assets under management (in millions)	$6,293	$6,555	$7,305	$4,801	$4,506
Full-time equivalent employees	1,028	1,018	997	820	793

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Total stockholders' equity - GAAP (a)	$727,754	$747,131	$758,143	$675,869	$663,547
Less: Goodwill	(202,524)	(202,524)	(202,524)	(135,830)	(135,830)
Less: Core deposit and other intangibles	(28,747)	(30,357)	(31,968)	(5,596)	(5,871)
Tangible common equity - Non-GAAP (c)	$496,483	$514,250	$523,651	$534,443	$521,846

Total assets - GAAP (b)	$7,554,210	$7,583,105	$7,777,152	$6,646,025	$6,181,188
Less: Goodwill	(202,524)	(202,524)	(202,524)	(135,830)	(135,830)
Less: Core deposit and other intangibles	(28,747)	(30,357)	(31,968)	(5,596)	(5,871)
Tangible assets - Non-GAAP (d)	$7,322,939	$7,350,224	$7,542,660	$6,504,599	$6,039,487

Total stockholders' equity to total assets - GAAP (a/b)	9.63%	9.85%	9.75%	10.17%	10.73%
Tangible common equity to tangible assets - Non-GAAP (c/d)	6.78%	7.00%	6.94%	8.22%	8.64%

Total shares outstanding (e)	29,242	29,243	29,220	26,596	26,585

Book value per share - GAAP (a/e)	$24.89	$25.55	$25.95	$25.41	$24.96
Tangible common equity per share - Non-GAAP (c/e)	16.98	17.59	17.92	20.09	19.63

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.

	Quarterly Comparison
(Dollars in thousands)	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Total Loans - GAAP (a)	$5,072,877	$4,877,324	$4,847,683	$4,169,303	$4,189,117
Less: PPP loans	(19,469)	(36,767)	(71,361)	(140,734)	(231,335)
Total non-PPP Loans - Non-GAAP (b)	$5,053,408	$4,840,557	$4,776,322	$4,028,569	$3,957,782

Allowance for credit losses on loans (c)	$70,083	$66,362	$67,067	$53,898	$56,533
Total non-performing loans (d)	10,612	9,003	12,804	7,408	5,049

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.38%	1.36%	1.38%	1.29%	1.35%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.39%	1.37%	1.40%	1.34%	1.43%

Non-performing loans to total loans - GAAP (d/a)	0.21%	0.18%	0.26%	0.18%	0.12%
Non-performing loans to total loans - Non-GAAP (d/b)	0.21%	0.19%	0.27%	0.18%	0.13%

(3) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating net gains (losses) on sales, calls, and impairment of investment securities, as well as net gains (losses) on sales of acquired premises and equipment, if applicable, and the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.

	Quarterly Comparison
(Dollars in thousands)	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Total non-interest expenses (a)	$44,873	$44,675	$56,297	$34,572	$34,558
Less: Non-recurring merger expenses	-	-	(19,500)	-	(525)
Less: Amortization of investments in tax credit partnerships	(88)	(89)	(88)	(52)	(53)
Total non-interest expenses - Non-GAAP (c)	$44,785	$44,586	$36,709	$34,520	$33,980

Total net interest income, fully tax equivalent	$62,608	$57,244	$48,944	$46,328	$45,643
Total non-interest income	24,864	21,940	19,203	18,604	17,614
Total revenue - Non-GAAP (b)	87,472	79,184	68,147	64,932	63,257
Less: Gain/loss on sale of acquired premises and equipment	(3,074)	-	-	-	-
Less: Gain/loss on sale of securities	-	-	-	-	-
Total adjusted revenue - Non-GAAP (d)	$84,398	$79,184	$68,147	$64,932	$63,257

Efficiency ratio - Non-GAAP (a/b)	51.30%	56.42%	82.61%	53.24%	54.63%
Adjusted efficiency ratio - Non-GAAP (c/d)	53.06%	56.31%	53.87%	53.16%	53.72%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

(6) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Provision for credit losses - loans	$4,103	$(700)	$2,679	$(1,100)	$(1,000)
Provision for credit losses - off balance sheet exposures	700	500	(400)	(800)	(525)
Total provision for credit losses	$4,803	$(200)	$2,279	$(1,900)	$(1,525)

(7) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.As a result of the substantial impact of non-recurring items related to the Commonwealth Bancshares and Kentucky Bancshares acquisitions, Bancorp considers adjusted return on average assets and return on average equity ratios important, as they reflect performance after removing certain merger-related sales of premises and equipment, expenses and purchase accounting adjustments.

	Quarterly Comparison
(Dollars in thousands)	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Net income attributable to stockholders - GAAP (a)	$28,455	$26,794	$7,906	$24,589	$23,162
Add: Non-recurring merger expenses	-	-	19,500	-	525
Add: Provision for credit losses on acquired loans	-	-	4,429	-	-
Less: Gain/loss on sale of premises and equipment	(3,074)	-	-	-	-
Less: Tax effect of adjustments to net income	738	-	(3,717)	-	(121)
Total net income - Non-GAAP (b)	$26,119	$26,794	$28,118	$24,589	$23,577

Total average assets (c)	$7,661,720	$7,651,332	$6,872,273	$6,406,612	$6,139,176

Total average stockholder equity (d )	760,322	749,445	703,929	668,287	660,099

Return on average assets - GAAP (a/c)	1.47%	1.40%	0.47%	1.52%	1.50%
Return on average assets - Non-GAAP (b/c)	1.35%	1.40%	1.66%	1.52%	1.52%

Return on average equity - GAAP (a/d)	14.85%	14.34%	4.55%	14.60%	13.92%
Return on average equity - Non-GAAP (b/d)	13.63%	14.34%	16.20%	14.60%	14.17%

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890